Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045
Telephone 847.735.4700 Facsimile 847.735.4750

Release:	IMMEDIATE
Contact:	Bruce Byots
Vice President - Investor Relations
Phone:	847-735-4612

Contact:	Daniel Kubera
Director - Media Relations and Corporate Communications
Phone:	847-735-4617
Email:	daniel.kubera@brunswick.com

Brunswick Reports First Quarter Results
9% Growth in Revenue; 10% Increase on a Constant Currency Basis
20% Growth in Diluted EPS, as adjusted
2016 Guidance: Diluted EPS, as adjusted, range narrowed to $3.40 to $3.50;
Free Cash Flow projected to exceed $200 million

LAKE FOREST, Ill., April 28, 2016 -- Brunswick Corporation (NYSE: BC) today reported results for the first quarter of 2016:

•
Consolidated net sales increased 9 percent versus first quarter 2015; 10 percent growth on a constant currency basis; excluding the impact of acquisitions, sales on a constant currency basis increased 6 percent.

•	Adjusted operating earnings increased by 13 percent from 2015. On a GAAP basis, operating earnings increased by 8 percent.

•	Diluted EPS, as adjusted of $0.71, a $0.12 increase compared to prior year. On a GAAP basis, diluted EPS of $0.68 increased by 15 percent.

“Our reported first quarter revenues increased by 9 percent, or 10 percent on a constant currency basis,” said Brunswick Chairman and Chief Executive Officer Mark Schwabero. “Our top line reflected strong growth rates in our fiberglass outboard boats and marine parts and accessories businesses. This growth was supplemented by another solid performance in outboard engines, as well as benefits from our acquisition strategy.

“Our performance in the first quarter reflected continued successful execution of our growth strategy, including our focus on product leadership and the associated market share gains,” Schwabero continued. “Although it is still early in the marine season, initial marine market data indicates a healthy U.S. marketplace, which is consistent with our assumptions entering the year. Demand in non-U.S. markets remains mixed and we continue to closely monitor and plan to manage through any challenging conditions.

“We are making excellent progress integrating Cybex into our Fitness segment and are already starting to see the benefits of combining these commercial fitness equipment leaders.

“Adjusted operating earnings increased by 13 percent compared to the prior year quarter. The improvement in operating earnings, combined with a lower effective tax rate and fewer shares outstanding, led to a 20 percent increase in diluted earnings per common share, as adjusted,” Schwabero concluded.

Discontinued Operations
On May 22, 2015, the Company completed the sale of its Bowling Products business. The results of this business are reported as discontinued operations. For all periods presented in this release, all figures and outlook statements incorporate this change and reflect continuing operations only, unless otherwise noted.

First Quarter Results
For the first quarter of 2016, the Company reported net sales of $1,070.3 million, up from $985.7 million a year earlier. For the quarter, the Company reported operating earnings of $96.0 million, which included $3.8 million of restructuring and integration charges related to the Cybex acquisition. In the first quarter of 2015, the Company had operating earnings of $88.7 million. For the first quarter of 2016, Brunswick reported net earnings of $63.2 million, or $0.68 per diluted share, compared with net earnings of $56.6 million, or $0.59 per diluted share, for the first quarter of 2015. Diluted EPS for the first quarter of 2016 included $0.03 per diluted share of restructuring and integration charges.

Review of Cash Flow and Balance Sheet
Cash and marketable securities totaled $283.0 million at the end of the first quarter, down $385.8 million from year-end 2015 levels. This decrease reflects net cash used for operating activities of $90.2 million. Net cash used for operating activities was affected by seasonal changes in working capital and planned pension contributions during the quarter.

In addition, cash used for investing and financing activities of $284.8 million reduced cash and marketable securities balances. Investing and financing activities during the quarter included $195.0 million for acquisitions, $46.2 million for capital expenditures, $40.0 million of common stock repurchases and $13.6 million of dividend payments.

Marine Engine Segment
The Marine Engine segment, consisting of the Mercury Marine Group, including the marine parts and accessories businesses, reported net sales of $595.5 million in the first quarter of 2016, up 6 percent from $562.2 million in the first quarter of 2015. International sales, which represented 33 percent of total segment sales in the quarter, were up 8 percent compared to the prior year period. On a constant currency basis, international sales were up 14 percent. For the quarter, the Marine Engine segment reported operating earnings of $78.3 million. This compares with operating earnings of $74.2 million in the first quarter of 2015.

Sales increases in the quarter were led by the segment’s parts and accessories businesses, which included revenues from acquisitions completed in the second and fourth quarters of 2015, and Mercury’s outboard engine business, partially offset by declines in the sterndrive engine business. Higher revenues, cost reductions and a favorable product mix contributed to the increase in operating earnings in the first quarter of 2016. Partially offsetting these positive factors were planned increases in growth investments and the unfavorable impact from foreign exchange.

Boat Segment
The Boat segment is comprised of the Brunswick Boat Group, and includes 14 boat brands. The Boat segment reported net sales of $336.8 million for the first quarter of 2016, an increase of 6 percent compared with $318.0 million in the first quarter of 2015. International sales, which represented 25 percent of total segment sales in the quarter, decreased by 12 percent compared to the prior year period. On a constant currency basis, international sales were down 9 percent. For the first quarter of 2016, the Boat segment reported operating earnings of $16.4 million. This compares with operating earnings of $7.7 million in the first quarter of 2015.

The Boat segment's increased revenue reflected strong growth in fiberglass outboard boats and modest increases in sterndrive/inboard boats, partially offset by slight declines in aluminum boats. Operating earnings benefited from higher sales, a favorable product mix and lower commodity costs and savings from sourcing initiatives.

Fitness Segment
The Fitness segment is comprised of the Life Fitness Division, which designs, manufactures and sells strength and cardiovascular fitness equipment and active recreation products. Fitness segment sales in the first quarter of 2016 totaled $218.3 million, up 18 percent from $185.6 million in the first quarter of 2015. International sales, which represented 44 percent of total segment sales in the quarter, increased by 12 percent. On a constant currency basis, international sales were up 15 percent. Excluding the impact of acquisitions, Fitness segment sales on a constant currency basis in the quarter increased slightly compared to the prior year. For the quarter, the Fitness segment reported operating earnings of $20.1 million, including restructuring and integration charges of $3.8 million. This compares with operating earnings of $25.8 million in the first quarter of 2015.

Sales in the U.S. were down slightly, excluding the impact of acquisitions, reflecting improvement in sales to local and federal governments and slight increases to health clubs, which were more than offset by weakness in consumer channels. International sales were strong, led by the benefit of acquisitions and growth in Europe and Asia, in spite of continued weakness in certain international markets. The decline in operating earnings is mostly due to restructuring and integration costs and purchase accounting impacts associated with the Cybex acquisition.

2016 Outlook
"Our outlook for 2016 continues to be generally consistent with our three-year strategic plan and reflects another year of outstanding earnings growth, with excellent cash flow generation,” said Schwabero. “We believe we are well-positioned to generate strong sales and adjusted earnings per share growth of mid-to-high teen percent in 2016 and beyond.

“We expect our businesses’ top-line performance will benefit from the continuation of solid market growth in the U.S. and Europe and the success of our new products, partially offset by weakness in certain other international markets and the negative impact of a stronger U.S. dollar. As a result, our plan, including the Cybex acquisition completed on Jan. 20, 2016, reflects expected revenue growth rates in 2016 to be in the range of 9 to 11 percent, absent any significant changes in our global macroeconomic assumptions. In total, acquisitions are expected to account for about 5 percent of 2016’s projected growth, reflecting the impact of completed transactions.

“For the full-year, we anticipate a slight improvement in both gross margins and operating margins, as we plan to continue benefiting from volume leverage, cost reductions and savings related to sourcing initiatives and modest positive product mix factors, partially offset by incremental investments to support growth as well as foreign currency headwinds. Operating expenses are estimated to increase in 2016; however, on a percentage of sales basis, are expected to be at slightly lower levels than 2015,” Schwabero said.

“We are narrowing the range for our full-year expectations of diluted EPS, as adjusted, from $3.35 to $3.50 to a range of $3.40 to $3.50. Finally, for 2016, we expect to generate positive free cash flow in excess of $200 million,” Schwabero concluded.

Use of Non-GAAP Financial Information; Constant Currency Reporting
A reconciliation of GAAP to non-GAAP financial measures is provided in the supplemental information sections of the consolidated financial statements accompanying this release.

For purpose of comparison, percentage changes in first quarter 2016 net sales are also shown using first quarter 2015 exchange rates for the comparative period to enhance the visibility of the underlying business trends, excluding the impact of translation arising from foreign currency exchange rate fluctuations.

Conference Call Scheduled
Brunswick will host a conference call today at 10 a.m. CDT, hosted by Mark Schwabero, chairman and chief executive officer, William L. Metzger, senior vice president and chief financial officer, and Bruce J. Byots, vice president - investor relations.

The call will be broadcast over the Internet at ir.brunswick.com. To listen to the call, go to the website at least 15 minutes before the call to register, download and install any needed audio software.

See Brunswick’s website for slides used to supplement conference call remarks at
ir.brunswick.com.

Security analysts and investors wishing to participate via telephone should call 888-771-4371 (passcode: Brunswick Q1). Callers outside of North America should call 847-585-4405 (passcode: Brunswick Q1) to be connected. These numbers can be accessed 15 minutes before the call begins, as well as during the call. A replay of the conference call will be available through midnight CDT Thursday, May 5, 2016, by calling 888-843-7419 or international dial 630-652-3042 (passcode: 4224 5829#). The replay will also be available at Hwww.brunswick.comH.

Forward-Looking Statements
Certain statements in this news release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about Brunswick’s business. Forward-looking statements by their nature address matters that are, to different degrees, uncertain and often contain words such as “may,” “could,” “expect,” “intend,” “target,” “plan,” “seek,” “estimate,” “believe,” “predict,” “potential” or “continue.” These statements are not guarantees of future performance and involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this news release. These risks include, but are not limited to: the effect of adverse general economic conditions, including the amount of disposable income available to consumers for discretionary purchases, tight consumer credit markets and the level of consumer confidence on the demand for the Company’s products and services; negative currency trends, including shifts in exchange rates; the ability to make targeted acquisitions and successfully integrate newly acquired businesses; the ability of the Company to successfully implement its strategic plan and growth initiatives; the ability of dealers and customers to secure adequate access to financing and the Company’s ability to access capital and credit markets; the ability to maintain strong relationships with dealers, distributors and independent boat builders; the ability to maintain effective distribution and develop alternative distribution channels without disrupting incumbent distribution partners; the ability to successfully manage pipeline inventories; credit and collections risks, including the potential obligation to repurchase dealer inventory; the risk of losing a key customer or a critical supplier; the strength and protection of the Company’s brands and other intellectual property; the ability to absorb fixed costs in managing production facilities; the ability to successfully manage the expansion of the Company’s manufacturing footprint; the ability to obtain components, parts and raw materials from suppliers in a timely manner and for a reasonable price; the need to meet pension funding obligations; uncertainties in the timing and amount of the Company’s share repurchases; the effect of higher energy and fuel costs; competitive pricing pressures, including the impact of changing foreign currency exchange rates, inflation and increased competition from international competitors; the ability to develop new and innovative products at a competitive price and in compliance with applicable laws and to maintain product quality and service standards; the continued use of legacy information technology systems and the risk of a failure of or attacks on the Company’s information technology systems, which could result in data breaches, lost or stolen assets or information and associated remediation costs; competition from other leisure pursuits that may affect the level of participation in boating and fitness activities; the risk of product liability, warranty and other claims in connection with the manufacture and sale of products; the ability to protect the Company’s intellectual property; the ability to respond to and minimize the negative financial impact of legislative and regulatory developments, including those related to environmental restrictions and remediation efforts, climate change, healthcare costs, taxes and employment obligations; the risk of having to record an impairment to the value of goodwill and other assets; doing business in international locations, including risks of international political instability, civil unrest and operations in emerging markets; the ability to attract and retain key contributors and to successfully implement succession plans; the effect of weather conditions on demand for marine products; and the effect that catastrophic events, including hurricanes, floods, earthquakes and environmental spills, may have on consumer demand and the ability to manufacture products.

Additional risk factors are included in the Company’s Annual Report on Form 10-K for 2015. Such forward-looking statements speak only as of the date on which they are made and Brunswick does not undertake any obligation to update any forward-looking statements to reflect events or circumstances after the date of this news release or for changes made to this document by wire services or Internet service providers.

About Brunswick
Headquartered in Lake Forest, Ill., Brunswick Corporation’s leading consumer brands include Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Attwood, Garelick and Whale marine parts and accessories; Land 'N' Sea, Kellogg Marine, Diversified Marine, BLA and Bell RPG parts and accessories distributors; Bayliner, Boston Whaler, Brunswick Commercial and Government Products, Crestliner, Cypress Cay, Harris, Lowe, Lund, Meridian, Princecraft, Quicksilver, Rayglass, Sea Ray and Uttern boats; Life Fitness, Hammer Strength, Cybex and SCIFIT fitness equipment; InMovement products and services for productive well-being; and Brunswick billiards tables, accessories and game room furniture. For more information, visit http://www.brunswick.com.

Brunswick Corporation Comparative Condensed Consolidated Statements of Operations (in millions, except per share data) (unaudited)

	Three Months Ended
	April 2, 2016	April 4, 2015	% Change
Net sales	$1,070.3	$985.7	9%
Cost of sales	788.2	726.9	8%
Selling, general and administrative expense	147.7	140.0	6%
Research and development expense	34.6	30.1	15%
Restructuring and integration charges	3.8	—	NM
Operating earnings	96.0	88.7	8%
Equity earnings	0.8	1.0	-20%
Other income, net	1.0	1.7	-41%
Net Earnings before interest and income taxes	97.8	91.4	7%
Interest expense	(6.8)	(7.0)	-3%
Interest income	0.4	0.5	-20%
Net Earnings before income taxes	91.4	84.9	8%
Income tax provision	28.2	28.3	0%
Net earnings from continuing operations	63.2	56.6	12%

Net earnings from discontinued operations, net of tax	1.6	0.4	NM

Net earnings	$64.8	$57.0	14%

Earnings per common share:
Basic
Earnings from continuing operations	$0.69	$0.60
Earnings from discontinued operations	0.02	0.01
Net earnings	$0.71	$0.61	16%

Diluted
Earnings from continuing operations	$0.68	$0.59
Earnings from discontinued operations	0.02	0.01
Net earnings	$0.70	$0.60	17%

Weighted average shares used for computation of:
Basic earnings per common share	91.8	93.8
Diluted earnings per common share	92.8	95.2

Effective tax rate from continuing operations	30.9%	33.3%

Supplemental Information
Continuing Operations:
Operating earnings	$96.0	$88.7	8%
Restructuring and integration charges	3.8	—	NM
Adjusted operating earnings	$99.8	$88.7	13%

Earnings before income taxes	$91.4	$84.9	8%
Restructuring and integration charges	3.8	—	NM
Adjusted pretax earnings	$95.2	$84.9	12%

Earnings per common share:
Diluted earnings from continuing operations	$0.68	$0.59
Restructuring and integration charges	0.03	—
Diluted earnings from continuing operations, as adjusted	$0.71	$0.59	20%

NM = not meaningful

Brunswick Corporation Selected Financial Information (in millions) (unaudited) Segment Information - Continuing Operations

	Three Months Ended
	Net Sales			Operating Earnings (Loss) (1)			Operating Margin
	April 2, 2016	April 4, 2015	% Change	April 2, 2016	April 4, 2015	% Change	April 2, 2016	April 4, 2015
Marine Engine	$595.5	$562.2	6%	$78.3	$74.2	6%	13.1%	13.2%
Boat	336.8	318.0	6%	16.4	7.7	NM	4.9%	2.4%
Marine eliminations	(80.3)	(80.1)	0%	—	—
Total Marine	852.0	800.1	6%	94.7	81.9	16%	11.1%	10.2%

Fitness	218.3	185.6	18%	20.1	25.8	-22%	9.2%	13.9%
Pension - non-service costs	—	—		(3.7)	(3.0)	-23%
Corp/Other	—	—		(15.1)	(16.0)	6%
Total	$1,070.3	$985.7	9%	$96.0	$88.7	8%	9.0%	9.0%

NM = not meaningful
(1) Operating earnings (loss) in the first quarter of 2016 includes $3.8 million of restructuring and integration charges in the Fitness segment.

Brunswick Corporation Comparative Condensed Consolidated Balance Sheets (in millions) (unaudited)

	April 2, 2016	December 31, 2015	April 4, 2015
Assets
Current assets
Cash and cash equivalents	$282.2	$657.3	$368.2
Short-term investments in marketable securities	0.8	11.5	57.8
Total cash, cash equivalents and short-term investments in marketable securities	283.0	668.8	426.0
Restricted cash	12.7	12.7	15.6
Accounts and notes receivable, net	526.3	398.1	473.7
Inventories
Finished goods	481.8	444.4	437.4
Work-in-process	98.3	88.4	98.5
Raw materials	157.3	152.2	143.9
Net inventories	737.4	685.0	679.8
Prepaid expenses and other	50.0	39.8	40.9
Current assets held for sale	—	—	31.0
Current assets	1,609.4	1,804.4	1,667.0

Net property	550.4	505.2	463.9

Other assets
Goodwill	380.3	298.7	296.0
Other intangibles, net	136.8	55.1	44.2
Equity investments	27.3	21.5	25.1
Non-current deferred tax asset	372.1	420.2	479.4
Other long-term assets	46.4	47.4	42.5
Long-term assets held for sale	—	—	11.9
Other assets	962.9	842.9	899.1

Total assets	$3,122.7	$3,152.5	$3,030.0

Liabilities and shareholders' equity
Current liabilities
Current maturities of long-term debt	$4.8	$6.0	$5.0
Accounts payable	362.0	339.1	347.4
Accrued expenses	529.4	563.0	477.4
Current liabilities held for sale	—	—	15.5
Current liabilities	896.2	908.1	845.3

Long-term debt	446.1	442.5	448.8
Other long-term liabilities	475.1	520.6	531.4
Long-term liabilities held for sale	—	—	7.3
Shareholders' equity	1,305.3	1,281.3	1,197.2
Total liabilities and shareholders' equity	$3,122.7	$3,152.5	$3,030.0

Supplemental Information
Debt-to-capitalization rate	25.7%	25.9%	27.5%

Brunswick Corporation Comparative Condensed Consolidated Statements of Cash Flows (in millions) (unaudited)

	Three Months Ended
	April 2, 2016	April 4, 2015
Cash flows from operating activities
Net earnings	$64.8	$57.0
Less: net earnings from discontinued operations, net of tax	1.6	0.4
Net earnings from continuing operations	63.2	56.6
Depreciation and amortization	25.4	21.9
Pension funding, net of expense	(32.2)	(58.0)
Deferred income taxes	20.1	19.4
Excess tax benefits from share-based compensation	(7.4)	(6.0)
Equity in earnings of unconsolidated affiliates, net of dividends	(0.8)	(1.0)
Changes in certain current assets and current liabilities, excluding acquisitions	(153.1)	(160.6)
Income taxes	(4.0)	4.6
Other, net	(1.4)	(2.8)
Net cash used for operating activities of continuing operations	(90.2)	(125.9)
Net cash used for operating activities of discontinued operations	(3.0)	(6.4)
Net cash used for operating activities	(93.2)	(132.3)

Cash flows from investing activities
Capital expenditures	(46.2)	(33.8)
Purchases of marketable securities	—	(15.9)
Sales or maturities of marketable securities	10.7	41.3
Investments	(3.6)	(5.3)
Acquisition of businesses, net of cash acquired	(195.0)	—
Proceeds from the sale of property, plant and equipment	0.1	1.0
Other, net	1.3	—
Net cash used for investing activities of continuing operations	(232.7)	(12.7)
Net cash used for investing activities of discontinued operations	—	(0.2)
Net cash used for investing activities	(232.7)	(12.9)

Cash flows from financing activities
Payments of long-term debt including current maturities	(0.1)	(0.1)
Common stock repurchases	(40.0)	(20.0)
Cash dividends paid	(13.6)	(11.6)
Excess tax benefits from share-based compensation	7.4	6.0
Proceeds from share-based compensation activity	11.6	3.7
Tax withholding associated with shares issued for share-based compensation	(17.4)	(7.8)
Net cash used for financing activities	(52.1)	(29.8)

Effect of exchange rate changes on cash and cash equivalents	2.9	(9.5)
Net decrease in cash and cash equivalents	(375.1)	(184.5)
Cash and cash equivalents at beginning of period	657.3	552.7
Cash and cash equivalents at end of period	$282.2	$368.2

Supplemental Information
Free Cash Flow
Net cash used for operating activities of continuing operations	$(90.2)	$(125.9)

Net cash provided by (used for):
Capital expenditures	(46.2)	(33.8)
Proceeds from the sale of property, plant and equipment	0.1	1.0
Effect of exchange rate changes on cash and cash equivalents	2.9	(9.5)
Total free cash flow	$(133.4)	$(168.2)